Filed Pursuant to Rule 433 Supplementing the Preliminary Prospectus Supplement Dated January 13, 2022 Registration No. 333-261495 January 13, 2022 January 2022 Investor Presentation NYSE: HOMB | January 2022 www.homebancshares.com

FORWARD LOOKING STATEMENTS This presentation contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, including but not limited to information relating to the business combination transaction involving Home BancShares, Inc. (“Home”) and Happy Bancshares, Inc. (“Happy”) and statements regarding the proposed notes offering. The forward-looking statements contained in this presentation reflect our current views about future events and financial performance and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause our actual results to differ significantly from historical results and those expressed in any forward-looking statement. Some factors that could cause actual results to differ materially from historical or expected results include, but are not limited to, changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; inflation, credit quality, interest rate, loan demand, market and monetary fluctuations; real estate values and unemployment; disruptions, uncertainties and related effects on our business and operations as a result of the ongoing coronavirus (COVID-19) pandemic and measures that have been or may be implemented or imposed in response to the pandemic, including the impact on, among other things, credit quality and liquidity; the possibility that the proposed acquisition of Happy does not close when expected or at all because required regulatory approvals and other conditions to closing are not received or satisfied on a timely basis or at all; the possibility that such transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the risk that the benefits from the transaction may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, ongoing or future effects of the COVID-19 pandemic, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Home and Happy operate; the ability to promptly and effectively integrate the businesses of Home and Happy; the reaction to the transaction of the companies’ customers, employees and counterparties; diversion of management time on acquisition-related issues; the effect of any future acquisitions or other transactions to which we or our bank subsidiary may from time to time be a party, including as a result of one or more of the factors described above as they would relate to such transaction; the ability to identify, enter into and/or close additional acquisitions; the availability of and access to capital on terms acceptable to us; recently enacted and potential legislation and regulation affecting the financial services industry, includingthose in response to the COVID-19 pandemic; changes in U.S. governmental monetary and fiscal policies, as well as legislative and regulatory changes; political instability; potential claims, expenses and other adverse effects related to current or future litigation, regulatory examinations or other government actions; increases in competitive pressures among financial institutions and businesses offering similar products and services; higher defaults on our loan portfolio than we expect; changes in management’s estimate of the adequacy of the allowance for loan losses; the effect of changes in accounting policies and practices and auditing requirements; management’s estimates and projections of interest rates and interest rate policy; the ability to keep pace with technological changes, including changes regarding cybersecurity; an increase in the incidence or severity of fraud, illegal payments, security breaches or other illegal acts impacting our bank subsidiary or our customers; the execution of our business plan; changes in the assumptions used in making the forward-looking statements; and factors described in reports we file with the Securities and Exchange Commission, including those factors set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021. We do not intend and disclaim any duty or obligation to update or revise any industry information or forward-looking statements set forth in this presentation to reflect new information, future events or otherwise. 2

ADDITIONAL INFORMATION No Offer or Solicitation This presentation is neither an offer to sell nor a solicitation of an offer to purchase any securities of the Home or Happy. There will be no sale of securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities of any such jurisdiction. Any offer to sell or solicitation of an offer to purchase securities of Home will be made only pursuant to a prospectus supplement and prospectus filed with the SEC. Use of Non-GAAP Financial Measures This presentation contains one or more non-GAAP financial measures determined by methods other than in accordance with generally accepted accounting principles. We use such non-GAAP financial measures, including efficiency ratio, as adjusted, to provide meaningful supplemental information regarding our performance. We believe these non-GAAP measures and ratios are beneficial in assessing our operating results and related trends, and when planning and forecasting future periods. These non-GAAP disclosures should be considered in addition to, and not as a substitute for or preferable to, financial results determined in accordance with GAAP. The non-GAAP financial measures we use may differ from the non-GAAP financial measures other financial institutions use to measure their results of operations. A reconciliation of any non-GAAP financial measures used in this presentation to the most directly comparable GAAP financial measure is included at the end of this presentation. Additional Important Information and Where to Find It In connection with the proposed acquisition of Happy, Home has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 (the “Registration Statement”) to register the shares of Home common stock to be issued to shareholders of Happy in connection with the transaction. The Registration Statement includes a joint proxy statement of Home and Happy and a prospectus of Home (the “Joint Proxy Statement/Prospectus”), as well as other relevant materials regarding the proposed merger transaction involving Home and Happy. INVESTORS AND SECURITY HOLDERS OF HOME AND HAPPY ARE ADVISED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS FILED WITH THE SEC IN CONNECTION WITH THE MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED MERGER TRANSACTION. Investors and security holders may obtain free copies of these documents and other documents filed with the SEC on the SEC’s website at http://www.sec.gov. Investors and security holders may also obtain free copies of the documents filed with the SEC by Home at Home’s website at http://www.homebancshares.com, Investor Relations, or by contacting Donna Townsell, by telephone at (501) 328-4625. 3

PROPOSED TERMS OF THE OFFERING Issuer (Ticker) • Home BancShares, Inc. (NYSE:HOMB) Security • Fixed-to-Floating Rate Subordinated Notes due 2032 Aggregate Principal Amount • $300 Million Rating • BBB by Kroll Maturity • 10 Years Call Date • 5 Years • General corporate purposes, which may include, but are not limited to, repayment of Use of Proceeds our outstanding indebtedness, providing capital to support growth of the bank and other general corporate purposes Book-Running Manager • PIPER | SANDLER 4

OVERVIEW OF HOME BANCSHARES, INC. High Performing Southeastern Regional Bank with a History of Sound Management $17.8B TN NC Total Assets OK Little Rock NM SC AR $9.9B Gross Loans AL GA MS $14.0B LA TX Deposits 15.1% FL Pensacola CET1 Ratio Tampa 160 branches 1.9% Understanding the ROAA HQ: Conway, AR HOMB story… Miami Naples 41.7% 1 Efficiency Ratio Well Positioned Well Managed Well Respected High Growth Fortress Community 0.3% NY NPAs/Assets Markets Balance Sheet Focused 0.1% Consistent Best in Strong NCOs/Avg Loans Top-Tier Returns Class Talent Governance 1) Adjusted, non-GAAP figure. Please reference the Appendix for a reconciliation of non-GAAP financial measures. Note: Financial data as of or for the nine months ended September 30, 2021 5 Source: S&P Global Market Intelligence

HOME BANCSHARES EXECUTIVE LEADERSHIP

John W. "Johnny" Allison (75), *Home BancShares Chairman, President & CEO*



John Allison is the co-founder of Home BancShares and has been the Chairman of the Board since 1998. In 2019, Mr. Allison was elected CEO. Mr. Allison also serves on the Asset / Liability Committee of Home BancShares. He has over 35 years of banking experience including serving as Chairman of First National Bank of Conway and as a Director of First Commercial Corporation. Mr. Allison is the largest individual shareholder of Home BancShares and is the brother-in-law of Donna Townsell, a Director at Home BancShares.

Tracy M. French (60), *Centennial Bank Chairman, President & CEO*



Mr. French was named President and CEO of Centennial Bank in 2015. Additionally, he serves on the Asset / Liability Committee of Home BancShares. Prior to joining Centennial Bank, Mr. French was President and CEO of Community Bank, formerly a Centennial Bank subsidiary. Mr. French has over 35 years of banking experience with a focus on strategic and operational banking management.

Brian S. Davis (56), *Chief Financial Officer*



Brian Davis has served as the Treasurer and CFO of Home BancShares and Centennial Bank since July 2015. He also serves as the Chairman of the Asset / Liability Committee of Home BancShares. He is a Certified Public Accountant and has 28 years of bank experience holding leadership positions at Simmons First National Corporation, Simmons First Mortgage Company, and Worthen Banking Corporation.

Stephen Tipton (40), *Chief Operating Officer*



Mr. John Stephen Tipton has been the Chief Operating Officer of Home BancShares and Centennial Bank since August 17, 2015 and is Executive Officer of Home BancShares. He began his banking career in 2005 and joined Centennial Bank in 2006. Previously, Mr. Tipton served as Director of Credit Risk Management during 2013 and as Commercial Lender from 2009 to 2012. He is a graduate of the University of Arkansas at Fayetteville.

Kevin Hester (58), *Chief Lending Officer*



Mr. Kevin D. Hester serves as Chief Lending Officer of Home BancShares and Centennial Bank. He has more than 32 years of banking experience. He served as Executive Vice President of Lending at Centennial Bank (formerly First State Bank) since 1998. Mr. Hester is a graduate of the University of Central Arkansas with a bachelor's degree in accounting and is an honor graduate of the National Commercial Lending School in Norman, Oklahoma.

Donna Townsell (51), *Senior EVP, Director of Investor Relations*



Donna Townsell was appointed Senior Executive Vice President of Home BancShares and Centennial Bank in 2015. In 2018, Ms. Townsell was named Director of Investor Relations. Furthermore, Ms. Townsell successfully led Centennial Bank's "Build-A-Better-Bank ("B3")" Campaign to improve the efficiency ratio of the Bank. Ms. Townsell joined the Company in 2007 and is the sister-in-law of John Allison, the Company's Chairman.

Pending Close of Current M&A Transaction with Happy Bancshares
K. Mikel Williamson (51), *Happy State Bank President & Chief Executive Officer*



Mr. Williamson has served as the Chief Executive Officer of Happy State Bank since mid-2020. Prior to being named as CEO, Mr. Williamson had been a member of the board and was also named President of the Bank in 2018. He served as Chief Operating Officer from 2015 to 2019 and had previously led the Bank's DFW team as Market President.

6

KEY DIFFERENTIATORS TO OUR STORY Commitment to Aligned Interests Financial Strength Significant insider ownership from the We prioritize capital Chairman and other Board positioning and a strong members align all reserve; will never compromise stakeholder interest our underwriting philosophy (greater than for the sake of $300M) growth Deep and Strong Demographic Experienced Tailwinds Management Team Presence in Florida, Texas Continued investment in our and throughout the South people positions the Bank positions the Bank to for ongoing success benefit from meaningful in- migration and economic growth Proven M&A History Supplemented growth and business lines build-out through successful acquisitions and FDIC-assisted transactions 7

PROVEN TRACK RECORD WITH NEARLY TWO DECADES OF SUCCESSFUL M&A

2003

Community Bank
Cabot, AR

2005

Twin City Bank
North Little Rock, AR

Marine Bank
Marathon, FL

Bank of Mountain View
Mountain View, AR

2008

Centennial Bank
Little Rock, AR

2010

Old Southern Bank
Orlando, FL

Wakulla Bank
Crawfordville, FL

Bayside Savings Bank
Port Saint Joe, FL

Coastal Community Bank
Panama City, FL

Key West Bank
Key West, FL

Gulf State Community Bank
Carrabelle, FL

2012

Vision Bank
Panama City, FL

Heritage Bank of Florida
Lutz, FL

Premier Bank
Tallahassee, FL

2013

Liberty Bancshares, Inc.
Jonesboro, AR

HOMB has leveraged its knowledge from due diligence on over 60 financial institutions to effectively integrate over 20 transactions

2003 – *None 2004* – 2005 – *None 2006 2007* – 2008 – *None 2009* – 2010 – *None 2011* – 2012 – 2013 – 2014 – 2015 – *None 2016* – 2017 – 2018 – *None 2019* – 2020 – *None 2021* – 2022

2014

Florida Traditions Bank
Dade City, FL

Broward Financial Holdings, Inc.
Ft. Lauderdale, FL

2015

Doral Bank Florida
Panama City, FL

Centennial CFG
New York, NY

Florida Business BancGroup, Inc.
Tampa, FL

2017

Giant Holdings, Inc.
Ft. Lauderdale, FL

The Bank of Commerce
Sarasota, FL

Stonegate Bank
Pompano Beach, FL

2018

Shore Premier Finance
Chesapeake, VA

2020

LH-Finance
Baltimore, MD

2022

*Happy Bancshares, Inc.
Amarillo, TX
**Anticipated*

8

EXPANSION INTO HIGH GROWTH TEXAS MARKETS

Expansive Geographic Footprint



NM
Amarillo
OK
TX
Dallas
Austin
AR
Little Rock
LA
MS
TN
AL
GA
SC
NC
FL
Pensacola
Tampa
Naples
Miami
NY
HOMB
Happy Bancshares

Attractive Market Presence

Major MSAs Served[(1)(2)]	19 MSAs
National Deposit Market Share Rank[(2)]	Top 70
Texas Projected Population Growth ('22-'27)	5.30% (65% faster than national average)

Enhancing Our Presence in High Growth Markets

Amarillo

Austin

Dallas

Destin

Fayetteville

Fort Myers

Fort Smith

Lakeland

Little Rock

Lubbock

Miami

Naples

New York

Orlando

Pensacola

Sarasota

Tallahasse
e

Tampa


1) Represents MSAs with population of at least 250,000
2) Deposit and market share information per FDIC from S&P Global Market Intelligence as of June 30, 2021; Ranking excludes credit unions, credit card companies, trust companies and subsidiaries of foreign banks

Source: S&P Global Market Intelligence

9

POSITIONED TO BENEFIT FROM DEMOGRAPHIC GROWTH TRENDS

$25B Total Assets[1]

$13B Gross Loans[1]

$19B Deposits[1]

Top Tier Financial Performance

Deposits: $8.0B [2]	**Deposits:** $5.3B [2]	**Deposits:** $5.4B [2]
Market Rank: 17 [2]	**Market Rank:** 25 [2]	**Market Rank:** 6 [2]
Population: 21.9M	**Population:** 29.6M	**Population:** 3.0M
Population Growth: 4.6%	**Population Growth:** 5.3%	**Population Growth:** 0.8%
Income Growth: 12.4%	**Income Growth:** 11.2%	**Income Growth:** 9.3%
New Congressional Seats: +1	**New Congressional Seats:** +2	**New Congressional Seats:** --
Top Income Tax Rate: 0%	**Top Income Tax Rate:** 0%	**Top Income Tax Rate:** 5.9%
Business Tax Rate: 5.5%	**Business Tax Rate:** 0.375%	**Business Tax Rate:** 6.2%
Fortune 1000's: 35	**Fortune 1000's:** 95	**Fortune 1000's:** 7
CNBC Business Ranking: 17	**CNBC Business Ranking:** 4	**CNBC Business Ranking:** 43

Select Fortune 1000 Companies

Marriott Vacations Worldwide, Jabil, Raymond James, Chewy, ADT, FIS, Publix	McKesson, AT&T, Toyota, Charles Schwab, Oracle, American Airlines, USAA, Dell, Kimberly-Clark	Windstream, Tyson, ArcBest, Walmart, Murphy USA, Dillard's, J.B. Hunt

1) Represents pro forma financial data as of September 30, 2021, illustrative for pending acquisition of Happy Bancshares
2) Represents pro forma financial data as of June 30, 2021
Note: Logos represents select Fortune 1000 headquartered in relevant markets; Geographic deposit / market share information per FDIC from S&P Global Market Intelligence as of June 30, 2021
Source: S&P Global Market Intelligence, CNBC, Fortune

10

Financial Highlights 11

HISTORICAL AND PRO FORMA BALANCE SHEET TRENDS Net Loans ($M) Deposits ($M) Assets ($M) 24,536 19,470 17,765 16,399 15,302 15,032 14,450 14,003 13,146 12,726 11,278 10,963 10,975 10,900 10,768 10,221 10,389 9,808 9,662 7,308 6,942 2016 2017 2018 2019 2020 2021 PF 2016 2017 2018 2019 2020 2021 PF 2016 2017 2018 2019 2020 2021 PF Q3 Happy Q3 Happy Q3 Happy Note: 2021 Q3 data is as of September 30, 2021; Pro forma HOMB financial data as of September 30, 2021 is illustrative for the pending acquisition of Happy as detailed in the Home BancShares registration statement filed on November 9, 2021 on sec.gov 12

STRONG HISTORICAL OPERATING METRICS AND SHAREHOLDER RETURN 1 Net Income ($M) Return on Average Equity (ROAE) (%) 14.1 300.4 13.2 289.5 12.3 12.0 245.7 (Actual) 214.4 8.6 8.2 177.1 135.1 2016 2017 2018 2019 2020 2021 YTD 2016 2017 2018 2019 2020 2021 YTD 1 2 Return on Average Assets (ROAA) (%) Efficiency Ratio (%) 2.1 1.9 1.9 1.9 41.7 1.3 40.5 40.4 1.2 37.6 37.6 36.6 2016 2017 2018 2019 2020 2021 YTD 2016 2017 2018 2019 2020 2021 YTD 1) Represents annualized 2021 year-to-date figures 2) Adjusted, non-GAAP figure. Please reference the Appendix for a reconciliation of non-GAAP financial measures. Note: 2021 financial data as of or for the nine months ended September 30, 2021, unless otherwise noted 13

PRO FORMA REVENUE MIX – NINE MONTHS ENDING 9/30/2021 (1) HOMB HAPPY Pro Forma Net Net Net Interest Interest Interest Income Income Income 80% 80% 78% $539.6M $190.2M $725.3M Fee Income Fee Income Fee Income 20% 20% 22% Trust, Wealth & Service Mortgage Trust & Wealth Insurance Charges Fees 15% Service Mgmt. 7% 1 39% Charges 18% Divid. & 39% Securities Trust & Gains $105.6M $42.7M Other $143.7M Insurance Mortgage 18% 16% Fees 19% 3% Other Service Divid. & Divid. & 17% Charges Securities Securities 45% Mortgage Fees Gains Gains Other 17% 19% 22% 6% 1) Includes the estimated reduction related to limitations on interchange income Note: Data as of or for the nine months ended September 30, 2021 14 Fee Income Operating Revenue

WELL POSITIONED LOAN AND DEPOSIT PORTFOLIO

HOMB	HAPPY	Pro Forma[1]

Commercial-focused Loans



1-4 Family 12.9%
Multifamily 2.8%
Consumer & Other 9.9%
Farm & Ag. 2.1%
PPP 2.4%
C&I 11.8%
C&D 17.6%
CRE 40.5%
$9.9B
5.64% Yield



C&I 17.1%
PPP 3.4%
Farm & Ag. 13.8%
Consumer & Other 1.4%
1-4 Family 13.8%
Multifamily 4.6%
CRE 31.1%
C&D 14.8%
$3.5B
5.33% Yield



C&D 16.9%
C&I 13.2%
PPP 2.7%
Farm & Ag. 5.2%
Consumer & Other 7.7%
1-4 Family 13.1%
Multifamily 3.2%
CRE 38.0%
$13.4B
5.56% Yield

HOMB	HAPPY	Pro Forma
CRE Concentration: 210.4%[2]	CRE Concentration: 192.4%[2]	CRE Concentration: 208.4%[2]
C&D Concentration: 76.3%[2]	C&D Concentration: 70.7%[2]	C&D Concentration: 75.8%[2]

Low Cost Deposits



Time Deposits 7.5%
Non-Interest Bearing 29.6%
Interest Bearing Non-Time 62.9%
$14.0B
70.7% L/D



Time Deposits 7.7%
Non-Interest Bearing 31.7%
Interest Bearing Non-Time 60.5%
$5.5B
64.9% L/D



Time Deposits 7.6%
Non-Interest Bearing 30.2%
Interest Bearing Non-Time 62.2%
$19.5B
69.1% L/D

HOMB	HAPPY	Pro Forma
Cost of Total Deposits: 0.16%	Cost of Total Deposits: 0.15%	Cost of Total Deposits: 0.16%

1) Excludes purchase accounting adjustments
2) Concentration ratios are represented using total risk based capital at the holding company for HOMB and Happy Bancshares. Based on the respective bank's capital positioning as of September 30, 2021, the CRE and C&D Concentration Ratio for HOMB would be 238% and 86%, respectively, and for Happy would be 202% and 74%, respectively. HOMB and Happy Bancshares maintain $245 million and $48 million, respectively, of cash at their holding companies that could be down-streamed to the bank(s) as CET1 capital resulting in CRE and C&D Concentration Ratios that mirror the holding company levels.

Note: Data as of or for the three months ended September 30, 2021; Totals may be off due to rounding

15

HISTORICAL ASSET QUALITY TRENDS 1 NPLs / Total Loans (%) NPAs / Assets (%) ACL / Total Loans (%) 2.41 2.19 1.08 1.07 0.98 0.94 0.85 0.81 0.66 0.58 0.51 0.50 0.51 0.48 0.44 0.43 0.43 0.29 2016 2017 2018 2019 2020 2021 2016 2017 2018 2019 2020 2021 2016 2017 2018 2019 2020 2021 Q3 Q3 Q3 1 1 NCOs / Avg. Loans (%) ACL / NPLs (%) Allowance for Credit Losses ($M) 245.5 238.7 468.8 331.1 246.7 110.3 108.8 102.1 186.2 169.7 80.0 126.7 0.17 0.11 0.11 0.08 0.09 0.05 2016 2017 2018 2019 2020 2021 2016 2017 2018 2019 2020 2021 2016 2017 2018 2019 2020 2021 Q3 Q3 Q3 1) The Allowance for Credit Losses (“ACL”) was established upon the implementation of CECL on January 1, 2020. Prior periods represent ratios based on the allowance for loan losses as calculated under the incurred loss methodology Note: 2021 Q3 data is as of or for the nine months ended September 30, 2021 16 CECL Adoption CECL Adoption CECL Adoption

CASH AND SECURITIES PORTFOLIO HOMB Available for Sale Investment Securities Portfolio • Approximately $3.3B of cash and equivalents • Approximately $3.2B of securities, primarily consisting of mortgage-backed and government sponsored securities Commerial Residential Mortgage-Backed • Weighted average yield of 1.98% Mortgage-Backed Securities 13% Securities 38% • Average base duration of 3.5 years $3.2B • The Happy Bancshares portfolio consists of $1.6B State and of securities and $0.9B in cash and equivalents Political Subdivisions 31% • HOMB anticipates to continue to monitor and determine which investments the U.S. Government- Sponsored combined company will continue to hold or Enterprises Other Securities liquidate prior to closing 14% 4% • Following repositioning, it is anticipated that the combined portfolio will have similar characteristics to HOMB’s current securities portfolio Note: Data as of September 30, 2021 17

HOME BANCSHARES LIQUIDITY POSITION AND SOURCES • Cash at the holding company was approximately $245 million as of September 30, 2021 • HOMB maintained $400.0 million of FHLB borrowed funds, which are secured by the loan portfolio, and had no other borrowed funds as of September 30, 2021 • The remaining FHLB borrowing capacity was $2.69 billion as of September 30, 2021 • HOMB has $300 million of fixed-to-floating rate subordinated debt issued on April 3, 2017 and matures on April 15, 2027. The notes are currently outstanding and are callable quarterly beginning on April 15, 2022 • Additionally, the Company held $73.3 million in face value of junior subordinated debentures in the form of trust preferred securities as of September 30, 2021 • HOMB also maintains a line of credit with the Federal Reserve Bank to provide short-term borrowings in the form of federal funds purchases as well as lines of credit with two other financial institutions on an unsecured basis. As of September 30, 2021 there was $421.3 million of availability on a secured basis from the Federal Reserve Bank and up to $100.0 million of availability on lines of credit from other financial institutions • Upon completion of the acquisition of Happy Bancshares, HOMB will assume $140 million in aggregate principal amount fixed-to-floating rate subordinated debt outstanding as of September 30, 2021. The notes were issued on July 30, 2020, mature on July 31, 2030 and are callable quarterly beginning July 31, 2025. The notes have a coupon of 5.50% prior to any purchase accounting adjustments. HOMB will additionally assume $21.4 million in junior subordinated debentures from Happy Bancshares. It is expected that, upon completion, HOMB’s liquidity sources will be enhanced by the additional liquidity sources of Happy Bancshares 18

HISTORICAL CONSOLIDATED CAPITAL RATIOS Leverage Ratio CET1 Ratio Tier 1 Ratio 19.6% Total Capital Ratio 18.7% 17.8% 16.4% 15.7% 15.3% 15.1% 15.1% 14.2% 14.2% 14.0% 13.4% 13.0% 13.0% 12.4% 11.9% 12.0% 11.5% 11.3% 11.3% 11.3% 11.0% 10.9% 10.9% 10.6% 10.4% 10.0% 9.9% 2016Y 2017Y 2018Y 2019Y 2020Y 2021Q3 2021Q3 PF Happy Note: 2021 Q3 data is as of September 30, 2021 19

PRO FORMA CAPITAL FOR POTENTIAL NEW ISSUANCE

		Actual 2021Q3[2]	Illustrative Pro Forma Adjustments[1]: New Issuance	Pro Forma New Issue	Illustrative Repayment of Debt[3]	Pro Forma
HOMB	Common Equity	2,736		2,736		2,736
	Plus: CECL Phase-in	56		56		56
	Less: AOCI	(26)		(26)		(26)
	Less: Disallowed Intangibles	(999)		(999)		(999)
	Common Equity Tier 1 Capital	1,767		1,767		1,767
	Plus: Allowable Trust Preferred	71		71		71
	Tier 1 Capital	1,838		1,838		1,838
	Plus: Allowable ACL	146		146		146
	Plus: Allowable Subordinated Debt	300	297	597	(300)	297
	Total Risk Based Capital	2,284	297	2,581	(300)	2,281
	Average Assets for Leverage Ratio	16,716	297	17,013	(300)	16,713
	Risk Weighted Assets	11,682	59	11,742	(60)	11,682
	Leverage Ratio	11.00%		10.80%		11.00%
	Common Equity Tier 1 Capital Ratio	15.12%		15.05%		15.12%
	Tier 1 Ratio	15.73%		15.65%		15.73%
	Total Capital Ratio	19.55%		21.98%		19.52%
HOMB + HAPPY	Common Equity	3,724		3,724		3,724
	Plus: CECL Phase-in	56		56		56
	Less: AOCI	(26)		(26)		(26)
	Less: Disallowed Intangibles	(1,480)		(1,480)		(1,480)
	Common Equity Tier 1 Capital	2,273		2,273		2,273
	Plus: Allowable Trust Preferred	0		0		0
	Tier 1 Capital	2,273		2,273		2,273
	Plus: Allowable ACL	174		174		174
	Plus: Allowable Subordinated Debt (1)	546	297	843	(300)	543
	Total Risk Based Capital	2,993	297	3,290	(300)	2,990
	Average Assets for Leverage Ratio	22,879	297	23,176	(300)	22,876
	Risk Weighted Assets	16,006	59	16,066	(60)	16,006
	Leverage Ratio	9.94%		9.81%		9.94%
	Common Equity Tier 1 Capital Ratio	14.20%		14.15%		14.20%
	Tier 1 Ratio	14.20%		14.15%		14.20%
	Total Capital Ratio	18.70%		20.48%		18.68%

1) Following the closing of the Merger, the junior subordinated debentures (Trust Preferred) will no longer count towards Tier 1 Capital but will be included in the calculation of Tier 2 capital
2) 'HOMB + HAPPY' Actual 2021Q3 presented pro forma assuming completion of the Merger
3) The Illustrative Repayment of Debt represents an illustrative repayment of the $300 million of HOMB's fixed-to-floating rate subordinated debt currently outstanding that is callable quarterly beginning on April 15, 2022. The repayment of this debt is shown for illustrative purposes as of September 30, 2021 and assumes a risk-weighting on capital repaid of 20%. The proceeds of the offering may or may not be used to make such repayments

Note: New Issuance assumes a $300 million aggregate offering of fixed-to-floating rate subordinated notes illustrative as if it occurred on September 30, 2021 and assumes issuance costs of $3 million and a risk-weighting on new capital of 20%
Totals may be off due to rounding

20

DOUBLE LEVERAGE AND INTEREST COVERAGE

Double Leverage

Dollar Amounts in Millions	For the Year Ended December 31, 2017	2018	2019	2020	9/30/2021 HOMB	+ Happy	= Pro Forma
Investment in Subsidiaries	$2,512	$2,644	$2,759	$2,800	$2,844	$1,113	$3,957
Consolidated Equity	$2,204	$2,350	$2,512	$2,606	$2,736	$987	$3,723
Double Leverage Ratio	**113.9%**	**112.5%**	**109.9%**	**107.4%**	**104.0%**	**112.8%**	**106.3%**
Double Leverage Ratio + New Issuance[1]					**114.8%**		**114.3%**
Double Leverage Ratio + New Issuance + Illustrative Repayment of Debt [1 2]					**103.8%**		**106.2%**

Interest Coverage

Dollar Amounts in Millions	For the Year Ended December 31, 2017	2018	2019	2020	YTD 9/30/2021 HOMB	+ Happy	= Pro Forma
Total Deposit Interest	$34	$80	$114	$63	$20	$5	$25
Other Borrowing Interest	$31	$45	$41	$30	$20	$5	$25
Total Interest Expense	$64	$124	$155	$93	$40	$10	$50
Pre-Tax Income	$271	$396	$386	$278	$323	$67	$390
Pre-Tax Income Interest Coverage							
Interest Coverage (Including Deposit Expense)	**5.2x**	**4.2x**	**3.5x**	**4.0x**	**9.0x**	**7.4x**	**8.7x**
Interest Coverage (Excluding Deposit Expense)	**9.9x**	**9.8x**	**10.5x**	**10.2x**	**16.8x**	**13.4x**	**16.1x**
Interest Coverage + New Issuance (Including Deposit Expense) [1]					**7.7x**		**7.7x**
Interest Coverage + New Issuance + Illustrative Repayment of Debt (Including Deposit Expense) [1 2]					**10.6x**		**9.8x**

1) For illustrative purposes only, assumes 100% of the net proceeds are downstreamed as common equity to the bank; Assumes an issuance of $300 million of new subordinated notes at a coupon of 3.00%. Assumes 100% of the net proceeds are down-streamed as common equity capital to the bank.
2) For illustrative purposes only, assumes the redemption of the currently outstanding $300 million of subordinated notes callable quarterly beginning on April 15, 2022. Assumes cost savings on interest expense based on the current fixed rate coupon of 5.625%. Assumes repayment is made using the capital from the illustrative new issuance. The proceeds of the offering may or may not be used to make such repayments

Note: Totals may be off due to rounding

21

Appendix 22

OUR VALUES ARE FOCUSED ON BEING A STRONG CORPORATE CITIZEN FOR ALL OUR STAKEHOLDERS OUR VISION: OUR VALUES: OUR MISSION: We put service first, so our • Dedication to consistent Through our community customers can trust us as the quality service banking philosophy, we are premier bank in the dedicated to consistently • Commitment to our communities we serve. We exceeding the expectations of customers strive to be a bank finding our customers, shareholders • Quality financial opportunities where others and bankers while enriching performance may see obstacles, while the communities we serve. • Community involvement allowing our associates to Centennial Bank is guided by through leadership thrive in a challenging and our mission to consistently • Excellence in products, meaningful banking career. exceed expectations. standards and impact Maintain an ESG Maintains a focus on The company contributed $1.6M IN DONATIONS COMMITTEE and produce TECHNOLOGY over 6,200 VOLUNTEER during 2021 an ANNUAL CSR REPORT¹ INVESTMENT and HOURS during the year by ENHANCED CUSTOMER employees Hired a DIRECTOR OF EXPERIENCE CORPORATE RESPONSIBILITY 1) Annual Corporate Responsibility Report is published each year and available on the Centennial Bank website. 23

COVID-19 AND PPP UPDATE Loan Deferrals Balance LTV • As of September 30, 2021, the Company has $229 million of deferrals on 38 loans as allowed under Section 4013 of Hotel $952M 55.5% the CARES Act Hotel • All of the customers currently on deferment chose principal $159M 37.9% Construction deferment only and have returned to paying interest monthly Office $682M 60.3% Paycheck Protection Program (“PPP”) Retail CRE $454M 55.8% • Since April 2020, HOMB has generated 12,971 PPP loans to both new and existing customers for a total of $1.2 billion loans Multi-Family $274M 51.8% • As of September 30, 2021, the outstanding balance of PPP loans was $242 million with an average loans size of Total CRE 54.6% $108,000 and C&D Note: Data as of September 30, 2021 24

INTEREST RATE SENSITIVITY • The following table summarizes the impact on net interest income given an immediate change in interest rates as of September 30, 2021 for Home BancShares on a standalone basis. Sensitivity of • This analysis indicates the impact of changes in net Net Interest Income (%) interest income for the given set of rate changes and assumptions. It assumes the balance sheet remains static -100 (5.09%) and that its structure does not change over the course of the year. +100 9.42% • For the rising and falling interest rate scenarios, the base 18.90% +200 market interest rate forecast was increased and decreased over twelve months by 200 and 100 basis points, respectively. At September 30, 2021, the net interest margin exposure related to these hypothetical changes in market interest rates was within current Company guidelines. Note: Financial data as of September 30, 2021; Please reference SEC filings for further information on assumptions used in the above analysis 25

KROLL BOND RATING AGENCY SUMMARY Kroll Bond Rating Agency Ratings Summary Outlook Stable Home BancShares, Inc. Rating Senior Unsecured Debt BBB+ Subordinated Unsecured Debt BBB Short-Term Debt K2 Centennial Bank Rating Long-Term Deposits A- Senior Unsecured Debt A- Subordinated Unsecured Debt BBB+ Short-Term Deposits K2 Short-Term Debt K2 Note: A rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating Source: Bloomberg 26

NON-GAAP RECONCILIATION Efficiency Ratio 2016 2017 2018 2019 2020 2021 YTD Net Interest Income : [A] $405,958 $455,905 $561,013 $563,217 $582,555 $433,951 Federal Tax ( FTE ) Adjustment : [B] 7,924 7,856 5,513 5,255 6,015 5,343 Net Interest Income - FTE : [C] = [A] + [B] 413,882 463,761 566,526 568,472 588,570 439,294 Non-Interest Income : [D] 87,051 99,636 102,832 99,516 111,786 105,605 Non-Interest Income Adjustments : [E] (2,828) (6,004) (1,782) (3,747) (9,665) (26,099) Non-Interest Expense : [F] 191,755 240,208 264,003 275,787 304,374 221,467 Less: Amortization of Intangibles : [G] 3,132 4,207 6,455 6,324 5,844 4,262 Less: Non-Interest Expense Adjustments : [H] 6,565 26,346 6,483 137 19,773 1,006 Efficiency Ratio : ( [F] - [G] - [H] ) / ( [C] + [D] + [E] ) 36.6% 37.6% 37.6% 40.5% 40.4% 41.7% Note: 2021 YTD data is as of or for the nine months ended September 30, 2021; The adjustment to convert net interest income to an FTE basis consists of dividing tax-exempt interest income by one minus the statutory federal income tax rate of 21%; Please reference SEC filings for additional information on calculation and detailed adjustments 27